EXHIBIT 99.1

February 15, 2006

For Immediate Release

Washington Mutual Consolidates Home Loan Support Offices

SEATTLE – Washington Mutual Inc. (WM: NYSE), a leading provider of financial services to consumers and small businesses, today announced that it would consolidate the network of processing offices that provide administrative support to its home loan businesses from 26 to 16 offices.

The action is in keeping with strategies the company outlined at its annual investor conference last November to revamp its back office operations from one shaped by acquisitions to one that reflects current business needs while increasing efficiency companywide.  Those strategies include consolidating real estate and moving back office functions to lower cost domestic and offshore locations.

In addition, this action reflects the company’s ongoing focus on adjusting the cost structure of its home loans business and effectively managing capacity to better match current and anticipated mortgage market conditions.

The consolidation of these offices will result in the elimination of approximately 2,500 jobs.  Work volumes from the impacted locations will be shifted to 16 remaining Washington Mutual home loan support offices, including Irvine, California; suburban Chicago; and Jacksonville, Florida.  The job reductions announced today will be partially offset by new hiring at these locations.

While Washington Mutual continues to drive efficiency through consolidation of support service locations and other initiatives, it will also execute strategies designed to fuel profitable growth, including increasing the number of locations dedicated to sales and customer service.  Last week, the company confirmed plans to open 150 to 200 new retail banking stores nationally in 2006.

With a history dating back to 1889, Washington Mutual is a leading provider of financial services to consumers and small businesses.  At December 31, 2005, Washington Mutual and its subsidiaries had assets of $343.12 billion. Washington Mutual currently operates more than 2,600 retail banking, mortgage lending, commercial banking, and financial services offices throughout the nation. Washington Mutual's press releases are available at www.wamunewsroom.com.

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